INVESTMENT ADVISORY AGREEMENT

Dear Aksia LLC:

599 Fund LLC (the “Fund”) herewith confirms our agreement with you.

The Fund has been organized to engage in the business of a closed-end management investment company that is operated as a tender offer fund.

You have been selected to act as the sole investment manager of the Fund and to provide certain other services, as more fully set forth below, and you are willing to act as such investment manager and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Fund agrees with you as follows:

1.	ADVISORY SERVICES

Subject to the supervision of the Board of Directors of the Fund, you will provide or arrange to be provided to the Fund such investment advice as you in your discretion deem advisable and will furnish or arrange to be furnished a continuous investment program for the Fund consistent with the Fund’s investment objective and policies. You will determine or arrange for others to determine the securities to be purchased for the Fund, the portfolio securities to be held or sold by the Fund and the portion of the Fund’s assets to be held uninvested, subject always to the Fund’s investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish. You will furnish such reports, evaluations, information or analyses to the Fund as the Board of Directors of the Fund may reasonably request from time to time or as you may deem to be desirable. You also will advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Fund.

You shall provide at least sixty (60) days’ prior written notice to the Fund of (i) any event or action that may constitute a change in control of Aksia LLC (the “Adviser”); (ii) any change in the managing member of the Adviser; or (iii) any change of 15% or more in the ownership of the Adviser. You shall provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Fund.

2.	USE OF SUB-ADVISERS

You may delegate any or all of the responsibilities, rights or duties described above to one or more sub-advisers who shall enter into agreements with you, provided the agreements are approved and ratified (i) by the Board including a majority of the Directors who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required under interpretations of the Investment Company Act of 1940, as amended (the “Act”), by the Securities and Exchange Commission (“SEC”) or its staff, by vote of the holders of a majority of the outstanding voting securities of the Fund (unless the Fund has obtained an exemption from the provisions of Section 15(a) of the Act). Any such delegation shall not relieve you from any liability hereunder.

3.	ALLOCATION OF CHARGES AND EXPENSES

All investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory and management services under this Agreement, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser.

The Fund will bear all other costs and expenses of its operations and transactions, including those relating to: organization and offering; calculating its Net Asset Value (as defined below) (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors (such as independent valuation firms, accountants and legal counsel), in monitoring financial and legal affairs for the Fund and in monitoring its investments and performing due diligence on its prospective portfolio companies; all reasonable fees, costs and expenses incurred in connection with the evaluation, acquisition, structuring, monitoring or disposition of Investments (whether or not consummated); costs incident to payment of dividends or distributions by the Fund; interest or other amounts payable on debt, if any, incurred to finance its investments; tender offers or other offers to repurchase the common units of limited liability company interests (“Units”) or other securities; investment advisory and management fees; administration fees; fees payable to third parties, including agents, consultants, loan administrators, software providers or other advisors, relating to, or associated with, evaluating, making and disposing of investments; transfer agent and custodial fees; banking fees; federal and state registration fees; federal, state and local taxes; fees and expenses of the directors of the Fund who are not “interested” persons under the Act (“Independent Directors”); costs of preparing and filing reports or other documents required by the SEC; costs of any reports, proxy statements or other notices to holders of Units of the Fund, including printing costs; its allocable portion of the fidelity bond, trustees and officers/errors and omissions liability insurance, cybersecurity insurance and any other insurance premiums; legal expenses (including those expenses associated with preparing the Fund’s public filings, attending and preparing for Board meetings, as applicable, and generally serving as counsel to the Fund or the Independent Directors of the Fund); external accounting expenses (including fees and disbursements and expenses related to the annual audit of the Fund and the preparation of the Fund’s tax information); any costs and expenses associated with or related to due diligence performed with respect to the Fund’s offering of the Units (as defined above), including costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisors and third-party due diligence providers; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff; and all other expenses incurred by the Fund in connection with administering the Fund’s business.

Except as otherwise described in this Agreement, the Adviser will be reimbursed by the Fund, as applicable, for any of the above expenses that it pays on behalf of the Fund.

4.	COMPENSATION OF THE MANAGER

For all of the services to be rendered as provided in this Agreement, the Fund will pay you in an amount equal to an annual rate of 0.50% based on the Fund’s Net Asset Value, calculated and accrued monthly as of the last business day of each month. The management fee for any partial month will be appropriately prorated and adjusted for any issuances of Units of the Fund or repurchases during the relevant calendar month.

The “Net Asset Value” of the Fund as of any date of determination will be the value of all assets of the Fund, including accrued interest, dividends and assets purchased with borrowings, less all of the liabilities of the Fund, including accrued expenses, any reserves established by you in your discretion for contingent liabilities and any borrowings.

5.	EXECUTION OF PURCHASE AND SALE ORDERS

The strategy of the Fund does not, in the ordinary course, involve the purchase and sale of securities via broker-dealer. To the extent that the fund engages in the purchase and sale of portfolio securities and in connection with purchases or sales of portfolio securities for the account of the Fund, it is understood that you will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by you (or as delegated by you to any sub-adviser), subject to review of this selection by the Board of Directors from time to time. You will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

You should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you are authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which you exercise investment discretion. You are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing the Fund portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or your overall responsibilities with respect to the Fund and to accounts over which you exercise investment discretion. The Fund and you understand and acknowledge that, although the information may be useful to the Fund and you, it is not possible to place a dollar value on such information. The Board of Directors shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

A broker’s or dealer’s sale or promotion of Fund Units shall not be a factor considered by your personnel responsible for selecting brokers to effect securities transactions on behalf of the Fund. You and your personnel shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Fund shares by directing to such broker or dealer (i) the Fund’s portfolio securities transactions or (ii) any remuneration, including but not limited to, any commission, mark-up, mark down or other fee received or to be received from the Fund’s portfolio transactions through such broker or dealer. However, you may place Fund portfolio transactions with brokers or dealers that sell or promote shares of the Fund provided the Board of Directors has adopted policies and procedures under Rule 12b-l(h) under the Act and such transactions are conducted in compliance with those policies and procedures.

Subject to the provisions of the Act, and other applicable law, you, any of your affiliates or any affiliates of your affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which you give any advice to your clients concerning the shares of the Fund, you will act solely as investment counsel for such client and not in any way on behalf of the Fund.

6.	PROXY VOTING

You (or as delegated by you to a sub-adviser) will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. Such proxies will be voted in a manner that you (or the applicable sub-adviser) deem, in good faith, to be in the best interest of the Fund and in accordance with your (or the applicable sub-adviser’s) proxy voting policy. You agree to provide a copy of your proxy voting policy, and any amendments thereto, to the Fund prior to the execution of this Agreement.

7.	CODE OF ETHICS

You have adopted a written code of ethics complying with the requirements of Rule 17j-l under the Act and will provide the Fund with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, you will provide to the Board of Directors of the Fund a written report that describes any issues arising under the code of ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that you have adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-l) from violating the code.

8.	SERVICES NOT EXCLUSIVE

Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you may render investment advice, management and other services to others, including other registered investment companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with your ability to meet all of your obligations with respect to rendering services to the Fund.

9.	LIMITATION OF LIABILITY OF MANAGER

a.          The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder.  The Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund Registration Statement except for information supplied by the Adviser for inclusion therein.  In no event shall the Adviser be liable for any special, consequential or punitive damages.

b.          To the fullest extent permitted by law, the Fund shall, subject to Section 9(d) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, shareholder, member, principal, partner, manager, employee or agent of, any person who controls, is controlled by or is under common control with, or any other person designated by the Adviser as an indemnitee (as defined herein) (each such person, including the Adviser, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith or gross negligence.

These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter.  The rights of indemnification provided under this Section 9 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 9.

c.          Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 9(b) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Fund is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the Independent Directors (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

d.          As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence, indemnification shall be provided in accordance with Section 9(b) of this Agreement if (i) approved as in the best interests of the Fund by a majority of the Independent Directors (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith, in the reasonable belief that the actions were in the best interests of the Fund, and in the reasonable belief that the indemnitee would not be liable to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence or (ii) the Board Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its shareholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence.

e.          Any indemnification or advancement of expenses made in accordance with this Section 9 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence.  In any suit brought by an indemnitee to enforce a right to indemnification under this Section 9 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 9 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 9.  In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 9, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 9 shall be on the Fund (or on any shareholder acting derivatively or otherwise on behalf of the Fund or its shareholders).

f.          An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 9 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

g.          The rights of indemnification provided in this Section 9 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.  Nothing contained in this Section 9 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.  This Section 9 shall survive the termination of the Agreement.

10.	DURATION AND TERMINATION OF THIS AGREEMENT

The term of this Agreement shall begin on the date that the Fund commences investment operations and shall continue in effect with respect to the Fund for a period of two years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually by (a) a majority of the outstanding voting securities of such Fund or by vote of the Fund’s Board of Directors, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Directors of the Fund who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may, on sixty (60) days’ written notice, be terminated with respect to the Fund, at any time without the payment of any penalty, by the Board of Directors, by a vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment.

11.	AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Directors, including a majority of the Directors who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the Act by the SEC or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

12.	LIMITATION OF LIABILITY TO FUND PROPERTY

The term “599 Fund LLC” means and refers to the Directors from time to time serving under the Fund’s amended and restated operating agreement (the “LLC Agreement”). It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of Directors, officers, employees, agents or nominees of the Fund, or any shareholders of any share of the Fund, personally, but bind only the property of the Fund (and only the property of the Fund), as provided in the LLC Agreement. The execution and delivery of this Agreement have been authorized by the Directors and shareholders of the Fund and signed by officers of the Fund, acting as such, and neither such authorization by such Directors and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund (and only the property of the Fund) as provided in its LLC Agreement.

13.	SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

14.	BOOKS AND RECORDS

In compliance with the requirements of Rule 3la-3 under the Act, you agree that all records that you maintain for the Fund are the property of the Fund, and you agree to surrender promptly to the Fund such records upon the Fund’s request. You further agree to preserve for the periods prescribed by Rule 3la-2 under the Act all records that you maintain for the Fund that are required to be maintained by Rule 31a-1 under the Act.

15.	QUESTIONS OF INTERPRETATION
(a)	This Agreement shall be governed by the laws of the State of Delaware.

(b) For the purpose of this Agreement, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under the Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the SEC or its staff. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the SEC or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

16.	NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund is 599 Lexington Avenue, 37th Floor, New York, NY 10022.

17.	CONFIDENTIALITY

You agree to treat all records and other information relating to the Fund and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Directors of the Fund has approved the disclosure or (ii) such disclosure is compelled by law, including any request or demand of any regulatory or taxing authority having jurisdiction. In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. You agree that, consistent with your Code of Ethics, neither you nor your officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund’s portfolio holdings.

Notwithstanding the foregoing, confidential information shall not, for the purposes of this Agreement, include any information which (a) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by a party or its affiliates in breach of this Agreement, (b) was or becomes available to a party on a non-confidential basis from a source other than the Fund; provided that such source is not known to the party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to the Fund, or (c) has been independently developed by the Adviser or any of its affiliates without using Fund information and without violating any of its obligations under this Agreement.

18.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.	BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

20.	CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund, whereupon this letter shall become a binding contract upon the date thereof.

Yours very truly,

599 Fund LLC

By: /s/ Timothy Nest
Name: Timothy Nest
Title: President and Principal Executive Officer
Date: October 6, 2025

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

Aksia LLC
By: /s/ Maya Fishman
Name: Maya Fishman
Title: General Counsel
Date: October 6, 2025